EXHIBIT 23.1

Consent of Independent Auditors

         We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 00-00000) and related Prospectus of Novavax, Inc. for the registration of 940,444 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2001, with respect to the consolidated financial statements of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
January 10, 2002